UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DISCOVERY GOLD CORPORATION.
(Exact Name of the Registrant as Specified in its Charter)

Nevada	27-2616571
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

PO BOX 181062, DENVER, COLORADO 80218
  (Address of Principal Executive Offices and Zip Code)

303-395-3855
(Registrant's Telephone Number, Including Area Code)
Securities to be registered under Section 12(b) of the Act: None
Securities to be registered under Section 12(g) of the Act:
Common Stock, Par Value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

i

ITEM 1: DESCRIPTION OF BUSINESS

Nature of Business

Discovery Gold Corporation., a Nevada corporation, (“Discovery Gold”, “the Company”, “We", "Us" or “Our’) is a publicly quoted shell company seeking to create value for its shareholders by merging with another entity with experienced management and opportunities for growth in return for shares of its common stock.  No potential merger candidate has been identified at this time.

History

Discovery Gold, formerly Norman Cay Development Inc., was incorporated in the State of Nevada on April 28, 2010 with the intention to be an authorized retailer of wireless telephones and service plans with initial operations in Michigan or elsewhere in the Midwest.

We changed our name from Norman Cay Development, Inc. to Discovery Gold Corporation, effective July 12, 2012.

On September 2, 2011, we acquired 100% of the issued and outstanding shares of Discovery Gold Ghana Limited (“Discovery Gold Ghana”), a Ghanaian resident limited company, in exchange for a cash payment of $100,000 and issuance of 17,500,000 shares of our common stock valued at $4.55 million.

Discovery Gold Ghana was incorporated in Ghana on April 4, 2011 and effective August 22, 2011 had entered into an agreement with Xtra-Gold Exploration Limited and Xtra-Gold Resources Corp. (collectively “Xtra-Gold Resources”) for the acquisition of an option to acquire the exclusive rights to explore the Edum Banso gold project in Ghana. Discovery Gold Ghana agreed to pay Xtra-Gold Resources 1 million shares of its common stock valued at $260,000 and $250,000 in cash to acquire the option. $125,000 of the cash consideration was paid on the execution of the agreement and the balance of $125,000, together with costs of $10,000, was payable under the terms of a note payable, six months from the date of the agreement. The final balance of $135,000 was paid in full on January 23, 2012.

Discovery Gold, through its acquisition of Discovery Gold Ghana effective September 2, 2011, acquired beneficial ownership of the option agreement, subject to final Ghanaian government approval, to acquire the exclusive rights to explore the Edum Banso gold project in Ghana owned by Discovery Gold Ghana.

The Edum Banso gold project, which covered an area of approximately 8 square miles (20.6 square kilometers) and lay approximately 168 miles (270 kilometers) due west of the city of Accra, the capital of Ghana, was located in close proximity to substantial producing gold mines and recently discovered gold deposits.

Effective December 31, 2012, Discovery Gold Ghana received final governmental approval for the contractual assignment of the option to explore the Edum Banso gold project in Ghana from Xtra-Gold Resources to Discovery Gold Ghana.

In connection with the acquisition of Discovery Gold Ghana effective September 2, 2011, we discontinued our intention of becoming a retailer of wireless telephones and service plans and changed our operating focus to the exploration the Edum Banso gold project in Ghana.

Throughout 2013 and 2014 we attempted, unsuccessfully, to raise sufficient funds both to meet our ongoing operating expenses and to fund an exploration program of the Edum Banso gold project.

Due to lack of funding, we were unable to remain current with our SEC filings.

We filed our last audited financial statements for the years ended April 30, 2012 and 2011 on August 7, 2012.

We filed our last unaudited periodic report for the three and nine months ended January 31, 2013 and 2012 on March 11, 2013.

On May 1, 2015, we filed a Form 15-12G and ceased to be an SEC reporting company.

On April 2, 2013, we issued a total of 1,263,985 shares of our common stock, valued at $36,656: 788,985 shares of commons stock valued at $22,881 in settlement of legal fees, 450,000 shares of common stock valued at $13,050 as directors’ and officers’ compensation and 25,000 shares of common stock valued at $725 as settlement of certain consulting fees.

On July 19, 2013, we issued 20,283,562 shares of common stock and two eighteen-month warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.02 per share to Steven Ross as follows:

- we entered into a Loan Conversion Agreement with Steven Ross pursuant to which the parties agreed to convert loans from Steven Ross in an aggregate amount of $30,000, plus the accrued interest of $1,134, into 7,783,562 restricted shares of our common stock, par value $0.001 per share and an eighteen-month warrant to purchase 3,750,000 shares of common stock at an exercise price of $0.02 per share, and

- we entered into a Subscription Agreement with Steven Ross whereby we sold 12,500,000 units (the “Units”) of our securities for $50,000. Each of the Units was sold at a purchase price of $0.004 per Unit. Each Unit consisted of (i) one share of our common stock and (ii) one warrant to purchase 0.5 shares of our common stock at a per share exercise price of $0.02 per share.

On August 12, 2013, we issued 3,552,123 shares of common stock, valued at $18,116, in settlement of further legal fees.

On July 26, 2013, Discovery Gold Ghana entered into an Extension of the Exclusive Option Agreement to explore the Edum Banso gold project in Ghana. The original term of the Exclusive Option Agreement, which was scheduled to terminate on November 11, 2013, was extended to November 11, 2016 for a fee of $37,500, $10,000 payable by November 11, 2013, $12,500 by November 11, 2014 and the balance of $15,000 by November 11, 2015. Discovery Gold Ghana completed the first payment of $10,000 due by November 11, 2013.

On January 13, 2015, we entered into a share exchange agreement (“Exchange Agreement”) with SMM Manufacturing, Inc., a California corporation engaged in the development, manufacturing, and sales of active chlorine dioxide based products for commercial and consumer use (“SMM”), and the shareholders of SMM to acquire 100% of SMM’s issued share capital for the issuance of 1,385,868 shares of our Series A Preferred Stock, convertible into 1,385,868,000 shares of our common stock, or approximately 85% of the total of issued and outstanding shares of our common stock.

On February 13, 2015, we disposed of our 100% ownership of Discovery Gold Ghana to an unrelated third party.

Discovery Gold Ghana did not make the second payment of $12,500 due by November 11, 2014 under the Extension of the Exclusive Option Agreement entered into on July 26, 2013. We saw no prospect of being able to raise sufficient funding to complete the type of exploration program of the Edum Banso project that would be have been required by the Ghanaian government to extend the option to explore for a further term after the November 11, 2016 expiration of the current agreement. We therefore decided to dispose of our ownership of Discovery Gold Ghana and focus on merging with another entity with experienced management and opportunities for growth in return for shares of our common stock.

As of the date of our disposal of Discovery Gold Ghana, Discovery Gold Ghana had net liabilities of $13,569 and a further liability of $15,000 due on November 11, 2015 in respect of the third and final payment required to continue the Extension of the Exclusive Option Agreement. Consequently, as an inducement to the unrelated third-party assignee to take ownership of our shares of Discovery Gold Ghana, we paid him $500 in cash and issued him 50,000 shares of our common stock valued at $400.

On February 24, 2015, we, SMM and SMM Shareholders entered into a termination and release agreement to terminate the January 13, 2015 Exchange Agreement. As a result of such termination, the Exchange Agreement had no force and effect.

On April 2, 2015, we issued 18,600,000 shares of our common stock valued at $53,660 in settlement of certain liabilities outstanding, including 4,200,000 shares of common stock valued at $13,020 to a director of ours.

On April 6, 2015 we issued 8,400,000 shares of our common stock valued at $36,660 as fees to a director of ours and to our largest shareholder at that time.

In December 2015, we were notified that one of our non-executive directors, Mr. Donald Ross, had died while in office.

Effective April 30, 2016, a $22,500 liability due to a creditor of ours become statute barred under California state law, the jurisdiction applicable to this agreement, and we recognized a gain on the cancellation of this liability.

On February 23, 2017, Mr. Cutler resigned both as a director and as the Chief Financial Officer of the Company. Mr. Cutler confirmed that his resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

During the year ended April 30, 2017, liabilities totaling $12,500 due to three creditors of ours become statute barred under Florida state law, the jurisdiction applicable to these agreements, and we recognized a gain on the cancellation of these liabilities.

On April 13, 2018, we issued 69,500,000 shares of our common stock valued at $90,350 to a current director and officer of ours in settlement of the substantial majority of his accrued compensation.

On April 13, 2018, we issued 69,500,000 shares of our common stock valued at $90,350 to a former director and officer of ours in settlement of the substantial majority of his accrued compensation.

On April 23, 2018, we issued 3,100,000 shares of our common stock valued at $4,650 to a creditor of ours in settlement of the balance due to him.

Effective May 2, 2018, we entered into an agreement with our principal outstanding creditor and the two shareholders controlling the majority of our outstanding shares of common stock pursuant to which all parties agreed that in the event that the two controlling shareholders were to sell their shares, the outstanding liability to the creditor will be satisfied in full out of the sales proceeds received by the two controlling shareholders. This agreement expires at December 31, 2018.
Revenue

We have no revenues for the years ended April 30, 2018 and 2017 or for the period from April 30, 2018 through the date of this filing. We do not anticipate recognizing any revenues in the quarter ending July 31, 2018.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Form 10 contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.
Some of the information in this Form 10-12g contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These statements express, or are based on, our expectations about future events. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as, "may", "will", "expect", "intend", "project", "estimate", "anticipate", "believe" or "continue" or the negative thereof or similar terminology. They include statements regarding our:
	financial position,
	business plans,
	budgets,
	amount, nature and timing of capital expenditures,
	cash flow and anticipated liquidity,
	future operations of unknown nature costs,
	acquisition and development of other technology,
	future demand for any products and services acquired,
	operating costs and other expenses.
Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under "Risk Factors" and include:

	general economic conditions,
	our cost of operations,
	our ability to generate sufficient cash flows to operate,
	availability of capital,
	the strength and financial resources of our competitors,
	our ability to find and retain skilled personnel, and
	the lack of liquidity of our common stock.

Any of the factors listed above and other factors contained in this Form 10 could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this Form 10. Our forward-looking statements speak only as of the date made.
General Business Plan
Our business plan to seek a merger has many uncertainties which pose risks to investors.

We intend to seek, investigate and, if such investigation warrants, acquire an interest in business opportunities presented to us by persons or firms which desire to seek the advantages of an issuer who has complied with the Securities Act of 1934 (the “1934 Act”). We will not restrict our search to any specific business, industry or geographical location, and we may participate in business ventures of virtually any nature. This discussion of our proposed business is purposefully general and is not meant to be restrictive of our unlimited discretion to search for and enter into potential business opportunities. We anticipate that we may be able to participate in only one potential business venture because of our lack of financial resources. We may seek a business opportunity with entities which have recently commenced operations, or that desire to utilize the public marketplace in order to raise additional capital in order to expand into new products or markets, to develop a new product or service, or for other corporate purposes. All of these activities have risk to investors including dilution and management.

We expect that the selection of a business opportunity will be complex. Due to general economic conditions, rapid technological advances being made in some industries and shortages of available capital, we believe that there are numerous firms seeking the benefits of an issuer who has complied with the 1934 Act. Such benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, providing liquidity (subject to restrictions of applicable statutes) for all stockholders and other factors. Potentially, available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. We have, and will continue to have, essentially no assets to provide the owners of business opportunities. However, we will be able to offer owners of acquisition candidates the opportunity to acquire a controlling ownership interest in an issuer who has complied with the 1934 Act without incurring the cost and time required to conduct an initial public offering.

The analysis of new business opportunities will be undertaken by, or under the supervision of, our Board of Directors. We intend to concentrate on identifying preliminary prospective business opportunities which may be brought to our attention through present associations of our director, professional advisors or by our stockholders. In analyzing prospective business opportunities, we will consider such matters as (i) available technical, financial and managerial resources; (ii) working capital and other financial requirements; (iii) history of operations, if any, and prospects for the future; (iv) nature of present and expected competition; (v) quality, experience and depth of management services; (vi) potential for further research, development or exploration; (vii) specific risk factors not now foreseeable but that may be anticipated to impact the proposed activities of the company; (viii) potential for growth or expansion; (ix) potential for profit; (x) public recognition and acceptance of products, services or trades; (xi) name identification; and (xii) other factors that we consider relevant. As part of our investigation of the business opportunity, we expect to meet personally with management and key personnel. To the extent possible, we intend to utilize written reports and personal investigation to evaluate the above factors.

We will not acquire or merge with any company for which audited financial statements cannot be obtained within a reasonable period of time after closing of the proposed transaction.

Acquisition Interest

In implementing a structure for a particular business acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another company or entity. We may also acquire stock or assets of an existing business. Upon consummation of a transaction, it is probable that our present management and stockholders will no longer be in control of us. In addition, our sole director may, as part of the terms of the acquisition transaction, resign and be replaced by new directors without a vote of our stockholders, or sell his stock in us. Any such sale will only be made in compliance with the securities laws of the United States and any applicable state.

It is anticipated that any securities issued in any such reorganization would be issued in reliance upon exemption from registration under application federal and state securities laws. In some circumstances, as a negotiated element of the transaction, we may agree to register all or a part of such securities immediately after the transaction is consummated or at specified times thereafter. If such registration occurs, it will be undertaken by the surviving entity after it has successfully consummated a merger or acquisition and is no longer considered an inactive company.

The issuance of substantial additional securities and their potential sale into any trading market which may develop in our securities may have a depressive effect on the value of our securities in the future. There is no assurance that such a trading market will develop.

While the actual terms of a transaction cannot be predicted, it is expected that the parties to any business transaction will find it desirable to avoid the creation of a taxable event and thereby structure the business transaction in a so-called “tax-free” reorganization under Sections 368(a)(1) or 351 of the Internal Revenue Code (the “Code”). In order to obtain tax-free treatment under the Code, it may be necessary for the owner of the acquired business to own 80% or more of the voting stock of the surviving entity. In such event, our stockholders would retain less than 20% of the issued and outstanding shares of the surviving entity. This would result in significant dilution in the equity of our stockholders.

As part of our investigation, we expect to meet personally with management and key personnel, visit and inspect material facilities, obtain independent analysis of verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise. The manner in which we participate in an opportunity will depend on the nature of the opportunity, the respective needs and desires of both parties, and the management of the opportunity.

With respect to any merger or acquisition, and depending upon, among other things, the target company’s assets and liabilities, our stockholders will in all likelihood hold a substantially lesser percentage ownership interest in us following any merger or acquisition. The percentage ownership may be subject to significant reduction in the event we acquire a target company with assets and expectations of growth. Any merger or acquisition can be expected to have a significant dilutive effect on the percentage of shares held by our stockholders.

We will participate in a business opportunity only after the negotiation and execution of appropriate written business agreements. Although the terms of such agreements cannot be predicted, generally we anticipate that such agreements will (i) require specific representations and warranties by all of the parties; (ii) specify certain events of default; (iii) detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing; (iv) outline the manner of bearing costs, including costs associated with the Company’s attorneys and accountants; (v) set forth remedies on defaults; and (vi) include miscellaneous other terms.

As stated above, we will not acquire or merge with any entity which cannot provide independent audited financial statements within a reasonable period of time after closing of the proposed transaction. If such audited financial statements are not available at closing, or within time parameters necessary to insure our compliance within the requirements of the 1934 Act, or if the audited financial statements provided do not conform to the representations made by that business to be acquired, the definitive closing documents will provide that the proposed transaction will be voidable, at the discretion of our present management. If such transaction is voided, the definitive closing documents will also contain a provision providing for reimbursement for our costs associated with the proposed transaction.

Competition

We believe we are an insignificant participant among the firms which engage in the acquisition of business opportunities. There are many established venture capital and financial concerns that have significantly greater financial and personnel resources and technical expertise than we have. In view of our limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors.

Investment Company Act 1940

Although we will be subject to regulation under the Securities Act of 1933, as amended, and the 1934 Act, we believe we will not be subject to regulation under the Investment Company Act of 1940 (the “1940 Act”) insofar as we will not be engaged in the business of investing or trading in securities. In the event we engage in business combinations that result in us holding passive investment interests in a number of entities, we could be subject to regulation under the 1940 Act. In such event, we would be required to register as an investment company and incur significant registration and compliance costs. We have obtained no formal determination from the SEC as to our status under the 1940 Act and, consequently, any violation of the 1940 Act would subject us to material adverse consequences. We believe that, currently, we are exempt under Regulation 3a-2 of the 1940 Act.

Intellectual Property

We have not and do not own any intellectual property.

Employees

We presently have no full time executive, operational or clerical staff.

Mr. Ralph Shearing was appointed as director of the Company on February 13, 2012.

Mr. Stephen E. Flechner was appointed President, Chief Executive Officer and director of the Company on April 19, 2012.

Mr. Donald Ross was appointed a director of the Company on April 19, 2012

 Mr. David Cutler was appointed as Chief Financial Officer, Treasurer, Secretary and Director of the Company on August 20, 2012.

In December 2015 we were notified of the death of Mr. Donald Ross while in office.

On February 2017, Mr. Cutler resigned as our Chief Financial Officer, Treasurer, Secretary and Director His resignation was for personal reasons and is not in connection with any disagreement with us on any matter. Mr. Flechner has assumed the role of Interim Chief Financial Officer.

Factors Effecting Future Performance

The factors affecting our future performance changed dramatically as a result of our disposal of our sole operating subsidiary, Discovery Gold Ghana Limited, effective February 13, 2015. Rather than an operating business, our goal is to obtain debt and/or equity finance meet our ongoing operating expenses and attempt to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders.

Although there is no assurance that this series of events will be successfully completed, we believe we can successfully complete an acquisition or merger which will enable us to continue as a going concern. Any acquisition or merger will most likely be dilutive to our existing stockholders.

The factors affecting our future performance are listed and explained below under the section “Risk Factors” below:

ITEM 1A: RISK FACTORS

We need to find financing for our business idea which is uncertain and risky.

Our plan of operation is to obtain debt or equity finance to meet our ongoing operating expenses and attempt to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders. There can be no assurance that any of the events can be successfully completed, that any such business will be identified or that any stockholder will realize any return on their shares after such a transaction has been completed. In particular, there is no assurance that any such business will be located or that any stockholder will realize any return on their shares after such a transaction. Any merger or acquisition completed by us can be expected to have a significant dilutive effect on the percentage of shares held by our current stockholders.

We believe we are an insignificant participant among the firms which engage in the acquisition of business opportunities. There are many established venture capital and financial concerns that have significantly greater financial and personnel resources and technical expertise than we have. In view of our limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors.

You should be aware that there are various risks associated with our business, including the risks discussed below. You should carefully consider these risk factors, as well as the other information contained in this Registration Statement, in evaluating our business and us.

Rather than our previous operating business, our business is now to seek to raise the debt and/or equity to meet our ongoing operating expenses and attempt to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders. There can be no assurance that this series of events will be successfully completed or that any stockholder will realize any return on their shares after the new business plan has been implemented.

RISKS RELATED TO OUR COMPANY

WE HAVE INCURRED SIGNIFICANT LOSSES AND ANTICIPATE FUTURE LOSSES

As of April 30, 2018, we had an accumulated deficit in excess of $8.5 million and a stockholders’ deficit of approximately $89,000.

Future losses are likely to occur as, until we are able to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders as we have no sources of income to meet our operating expenses. As a result of these, among other factors, we received from our registered independent public accountants in their report for the financial statements for the years ended April 30, 2018 and 2017, an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

OUR EXISTING FINANCIAL RESOURCES ARE INSUFFICIENT TO MEET OUR ONGOING OPERATING EXPENSES

We have no sources of income at this time and insufficient cash balances to meet our ongoing operating expenses. In the short term, unless we are able to raise additional debt and/or equity we shall be unable to meet our ongoing operating expenses. On a longer-term basis, we intend to raise the debt and/or equity to meet our ongoing operating expenses and merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders. There can be no assurance that this series of events will be successfully completed.

WE BELIEVE THAT CERTAIN OF OUR EXISTING LIABILITIES OUTSTANDING HAVE BECOME STATUTE BARRED

Effective April 30, 2016, a $22,500 liability due to a creditor of ours become statute barred under California state law, the jurisdiction applicable to this agreement, and we recognized a gain on the cancellation of this liability.

During the year ended April 30, 2017, liabilities totaling $12,500 due to three creditors of ours become statute barred under Florida state law, the jurisdiction applicable to these agreements, and we recognized a gain on the cancellation of these liabilities.

Certain of our former creditors may disagree that our liabilities owed to them are no longer outstanding because they have become statute barred. If these former creditors were to successfully challenge the fact that our liabilities to them are no longer outstanding because they have become statute barred, we do not have the funds available to settle these liabilities. If these former liabilities were held to be valid and outstanding it is unlikely that we would be able to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders.

WE BELIEVE THAT WE HAVE NEVER BEEN AND ARE NOT LIABILE FOR THE LIABILIES OF OUR FORMER SUBSIDIARY COMPANY DISCOVERY GOLD GHANA LIMTED

As of the date of our disposal of Discovery Gold Ghana Limited on February 13, 2015, Discovery Gold Ghana Limited had total liabilities of $20,000 and a further liability of $15,000 due on November 11, 2015 in respect of the third and final payment due under the Extension of the Exclusive Option Agreement. None of these liabilities were ever the liabilities of the parent Company, Discovery Gold Corporation, or were ever guaranteed by Discovery Gold Corporation.

Certain of the creditors of Discovery Gold Ghana Limited may disagree that their liabilities were not liabilities of Discovery Gold Corporation or guaranteed by Discovery Gold Corporation. If these former creditors were to successfully challenge the fact that their liabilities were only liabilities of Discovery Gold Ghana Limited and not liabilities of Discovery Gold Corporation, we do not have the funds available to settle these liabilities. If these liabilities of Discovery Gold Ghana Limited were also held to be valid and outstanding liabilities of Discovery Gold Corporation it is unlikely that we would be able to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders.

WE INTEND TO PURSUE THE ACQUISITION OF AN OPERATING BUSINESS

Our sole strategy is to acquire an operating business. Successful implementation of this strategy depends on our ability to identify a suitable acquisition candidate, acquire such company on acceptable terms and integrate its operations. In pursuing acquisition opportunities, we compete with other companies with similar strategies. Competition for acquisition targets may result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions involve a number of other risks, including risks of acquiring undisclosed or undesired liabilities, acquired in-process technology, stock compensation expense, diversion of management attention, potential disputes with the seller of one or more acquired entities and possible failure to retain key acquired personnel. Any acquired entity or assets may not perform relative to our expectations. Our ability to meet these challenges has not been established.

SCARCITY OF, AND COMPETITION FOR, BUSINESS OPPORTUNITIES AND COMBINATIONS

We believe we are an insignificant participant among the firms which engage in the acquisition of business opportunities. There are many established venture capital and financial concerns that have significantly greater financial and personnel resources and technical expertise than we have. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, we will also compete in seeking merger or acquisition candidates with numerous other small public companies. In view of our limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors.

WE HAVE NOT EXECUTED ANY FORMAL AGREEMENT FOR A BUSINESS COMBINATION OR OTHER TRANSACTION AND HAVE ESTABLISHED NO STANDARDS FOR BUSINESS COMBINATIONS

We have not executed any formal arrangement, agreement or understanding with respect to engaging in a merger with, joint venture with or acquisition of a private or public entity. There can be no assurance that we will be successful in identifying and evaluating suitable business opportunities or in concluding a business combination. We have not identified any particular industry or specific business within an industry for evaluation. There is no assurance we will be able to negotiate a business combination on terms favorable, if at all. We have not established a specific length of operating history or specified level of earnings, assets, net worth or other criteria which we will require a target business opportunity to have achieved, and without which we would not consider a business combination. Accordingly, we may enter into a business combination with a business opportunity having no significant operating history, losses, limited or no potential for earnings, limited assets, negative net worth or other negative characteristics.

WE MAY BE NEGATIVELY AFFECTED BY ADVERSE GENERAL ECONOMIC CONDITIONS

Current conditions in domestic and global economies are extremely uncertain. Adverse changes may occur as a result of softening global economies, wavering consumer confidence caused by the threat of terrorism and war, and other factors capable of affecting economic conditions. Such changes could have a material adverse effect on our business, financial condition, and results of operations.

BECAUSE OUR PRINCIPAL SHAREHOLDERS CONTROL OUR ACTIVITIES, THEY MAY CAUSE US TO ACT IN A MANNER THAT IS MOST BENEFICIAL TO THEMSELVES AND NOT TO OTHER SHAREHOLDERS WHICH COULD CAUSE US NOT TO TAKE ACTIONS THAT OUTSIDE INVESTORS MIGHT VIEW FAVORABLY

Our two principal shareholders own approximately 57% of our outstanding common stock. As a result, they effectively control all matters requiring stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST WHICH MAY NOT BE RESOLVED FAVORABLY TO US.

Certain conflicts of interest may exist between our directors and us. Our directors have other business interests to which they devote their attention and may be expected to continue to do so although management time should be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with fiduciary duties to us.  See "Directors and Executive Officers" (page 21 below), and "Conflicts of Interest." (page 22 below).

WE MAY DEPEND UPON OUTSIDE ADVISORS; WHO MAY NOT BE AVAILABLE ON REASONABLE TERMS AND AS NEEDED.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an "as needed" basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

WE ARE NOT A REPORTING COMPANY AT THIS TIME, BUT WILL BECOME ONE DUE TO THE FILING OF THIS FORM 10-12G

On May 1, 2015, we filed a Form 15 terminating our registration and quoted in our OTC Market to file reports under the Securities Acts. We are now listed as a non-reporting company on the Pink Sheets. Upon the successful filing of this Form 10-12G, we will be subject to the reporting requirements under the Securities and Exchange Act of 1934. As a result, shareholders will have access to the information required to be reported by publicly held companies under the Exchange Act and the regulations thereunder. We intend to provide our shareholders with quarterly unaudited reports and annual reports containing financial information prepared in accordance with generally accepted accounting principles audited by independent certified public accountants and intend to register under the Securities Exchange Act, Section12(g). There can be no assurance that we shall be able to file this Form 10–12G successfully or that we shall become a reporting company.

RISKS RELATED TO OUR SECURITIES

REDUCTION OF PERCENTAGE SHARE OWNERSHIP FOLLOWING BUSINESS COMBINATION AND DILUTION TO STOCKHOLDERS

Our primary plan of operation is based upon a business combination with a private concern which, in all likelihood, would result in us issuing securities to stockholders of such private company. The issuance of previously authorized and unissued shares of our common stock would result in reduction in percentage of shares owned by present and prospective stockholders and may result in a change in control or management. In addition, any merger or acquisition can be expected to have a significant dilutive effect on the percentage of the shares held our stockholders.

THE REGULATION OF PENNY STOCKS BY SEC AND NASD MAY HAVE AN EFFECT ON THE TRADABILITY OF OUR SECURITIES.

Our securities are currently listed on the Pink Sheets and we are currently seeking to have them listed on the over the counter bulletin board. Our shares are subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000).

For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale.  Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of Shares to sell our securities in any market that might develop for them.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices   involving   high-pressure   sales tactics and unrealistic   price projections by inexperienced sales persons;  (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers;  and  (v) the wholesale dumping of the same securities by promoters and  broker-dealers  after prices  have been  manipulated  to a desired  consequent  investor  losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The shares of our common stock may be thinly-traded on the Pink Sheets, meaning that the number of persons interested in purchasing our shares of common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on Securities price.

OUR STOCK WILL IN ALL LIKELIHOOD BE THINLY TRADED AND AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

We cannot give you any assurance that a broader or more active public trading market for our shares of Common Stock will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares of common stock at or near ask prices or at all if you need money or otherwise desire to liquidate your shares of common stock of our Company.

RULE 144 SALES IN THE FUTURE MAY HAVE A DEPRESSIVE EFFECT ON OUR STOCK PRICE.

All of the outstanding shares of common stock held by our present officers, directors, and affiliate stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted Shares, these Shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. We are registering all of our outstanding Shares so officers, directors and affiliates will be able to sell their Shares if this Registration Statement becomes effective.  Rule 144 provides in essence that a person who has held restricted securities for one year may, under certain conditions, sell every three months, in brokerage transactions, a number of Shares that does not exceed the greater of 1.0% of a company's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a nonaffiliate after the owner has held the restricted securities for a period of two years.  A sale under Rule 144 or under any other exemption from the Act, may have a depressive effect upon the price of the common stock in any market that may develop.

THE PRICE OF OUR COMMON STOCK COULD BE HIGHLY VOLATILE

Our intention is for our shares of common stock to become listed on the Over the Counter Bulletin Board. If we do obtain a listing on the over the counter bulletin board it is likely that our common stock will be subject to price volatility, low volumes of trades and large spreads in bid and ask prices quoted by market makers. Due to the low volume of shares traded on any trading day, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our common stock exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. No assurance can be given that an active market in our common stock will develop or be sustained. If an active market does not develop, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

LOSS OF CONTROL BY OUR PRESENT MANAGEMENT AND STOCKHOLDERS MAY OCCUR UPON ISSUANCE OF ADDITIONAL SHARES.

We may issue further shares as consideration for the cash or assets or services out of our authorized but unissued common stock that would, upon issuance, represent a majority of our voting power and equity. The result of such an issuance would be those new stockholders and management would control us, and persons unknown could replace our management at this time. Such an occurrence would result in a greatly reduced percentage of ownership of us by our current Shareholders.

IF THE REGISTRATION OF OUR COMMON STOCK IS REVOKED IN THE FUTURE, OUR BUSINESS OPPORTUNITIES WILL CEASE TO EXIST

In the event our securities registration was to be revoked, we would not have the ability to raise money through the issuance of shares and would lose the ability to continue the business plan set out in this filing. Common stock issued and outstanding at that time would no longer be tradable.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

WE MAY BE UNSUCCESSFUL IN FINDING A MERGER THAT CAN BE ACCOMPLISHED WITH POSITIVE LONG-TERM RESULTS
The business of selecting and entering into a merger is fraught with all kinds of issues.  For instance, the business may need capital that is never achieved, the management is not capable of carrying the business forward successfully, the business plan is ill conceived, and not executed, or competitive factors cause business failure.  There are many other factors in addition to these, as may have been discussed above in “Risk Factors” which could cause our company to fail and the investors capital will be at risk.
ITEM 2: FINANCIAL INFORMATION
Management's Discussion and Analysis of Financial Condition and Results of Operations.
This registration statement on Form 10-12G and other reports filed by us from time to time with the SEC (collectively, the "Filings") contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to our business, industry, and our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.
Our financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management's judgment in its application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this report.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus.  In addition to the historical financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

Discovery Gold Corporation., a Nevada corporation, (“Discovery Gold”, “the Company”, “We", "Us" or “Our’) is a publicly quoted shell company seeking to create value for its shareholders by merging with another entity with experienced management and opportunities for growth in return for shares of its common stock.  No potential merger candidate has been identified at this time.

Discovery Gold, formerly Norman Cay Development Inc., was incorporated in the State of Nevada on April 28, 2010 with the intention to be an authorized retailer of wireless telephones and service plans with initial operations in Michigan or elsewhere in the Midwest.

We changed our name from Norman Cay Development, Inc. to Discovery Gold Corporation, effective July 12, 2012.

On September 2, 2011, we acquired 100% of the issued and outstanding shares of Discovery Gold Ghana Limited (“Discovery Gold Ghana”), a Ghanaian resident limited company, in exchange for a cash payment of $100,000 and issuance of 17,500,000 shares of our common stock valued at $4.55 million.

Discovery Gold Ghana was incorporated in Ghana on April 4, 2011 and effective August 22, 2011 had entered into an agreement with Xtra-Gold Exploration Limited and Xtra-Gold Resources Corp. (collectively “Xtra-Gold Resources”) for the acquisition of an option to acquire the exclusive rights to explore the Edum Banso gold project in Ghana. Discovery Gold Ghana agreed to pay Xtra-Gold Resources 1 million shares of its common stock valued at $260,000 and $250,000 in cash to acquire the option. $125,000 of the cash consideration was paid on the execution of the agreement and the balance of $125,000, together with costs of $10,000, was payable under the terms of a note payable, six months from the date of the agreement. The final balance of $135,000 was paid in full on January 23, 2012.

Discovery Gold, through its acquisition of Discovery Gold Ghana effective September 2, 2011, acquired beneficial ownership of the option agreement, subject to final Ghanaian government approval, to acquire the exclusive rights to explore the Edum Banso gold project in Ghana owned by Discovery Gold Ghana.

The Edum Banso gold project, which covered an area of approximately 8 square miles (20.6 square kilometers) and lay approximately 168 miles (270 kilometers) due west of the city of Accra, the capital of Ghana, was located in close proximity to substantial producing gold mines and recently discovered gold deposits.

Effective December 31, 2012, Discovery Gold Ghana received final governmental approval for the contractual assignment of the option to explore the Edum Banso gold project in Ghana from Xtra-Gold Resources to Discovery Gold Ghana.

In connection with the acquisition of Discovery Gold Ghana effective September 2, 2011, we discontinued our intention of becoming a retailer of wireless telephones and service plans and changed our operating focus to the exploration the Edum Banso gold project in Ghana.

Throughout 2013 and 2014 we attempted, unsuccessfully, to raise sufficient funds both to meet our ongoing operating expenses and to fund an exploration program of the Edum Banso gold project.

Due to lack of funding, we were unable to remain current with our SEC filings.

We filed our last audited financial statements for the years ended April 30, 2012 and 2011 on August 7, 2012.

We filed our last unaudited periodic report for the three and nine months ended January 31, 2013 and 2012 on March 11, 2013.

On May 1, 2015, we filed a Form 15-12G and ceased to be an SEC reporting company.

On April 2, 2013, we issued a total of 1,263,985 shares of our common stock, valued at $36,656: 788,985 shares of commons stock valued at $22,881 in settlement of legal fees, 450,000 shares of common stock valued at $13,050 as directors’ and officers’ compensation and 25,000 shares of common stock valued at $725 as settlement of certain consulting fees.

On July 19, 2013, we issued 20,283,562 shares of common stock and two eighteen-month warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.02 per share to Steven Ross, a related party, as follows:

- we entered into a Loan Conversion Agreement with Steven Ross pursuant to which the parties agreed to convert loans from Steven Ross in an aggregate amount of $30,000, plus the accrued interest of $1,134, into 7,783,562 restricted shares of our common stock, par value $0.001 per share and an eighteen-month warrant to purchase 3,750,000 shares of common stock at an exercise price of $0.02 per share, and

- we entered into a Subscription Agreement with Steven Ross whereby we sold 12,500,000 units (the “Units”) of our securities for $50,000. Each of the Units was sold at a purchase price of $0.004 per Unit. Each Unit consisted of (i) one share of our common stock and (ii) one warrant to purchase 0.5 shares of our common stock at a per share exercise price of $0.02 per share.

On August 12, 2013, we issued 3,552,123 shares of common stock, valued at $18,116, in settlement of further legal fees.

On July 26, 2013, Discovery Gold Ghana entered into an Extension of the Exclusive Option Agreement to explore the Edum Banso gold project in Ghana. The original term of the Exclusive Option Agreement, which was scheduled to terminate on November 11, 2013, was extended to November 11, 2016 for a fee of $37,500, $10,000 payable by November 11, 2013, $12,500 by November 11, 2014 and the balance of $15,000 by November 11, 2015. Discovery Gold Ghana completed the first payment of $10,000 due by November 11, 2013.

On January 13, 2015, entered into a share exchange agreement (“Exchange Agreement”) with SMM Manufacturing, Inc., a California corporation engaged in the development, manufacturing, and sales of active chlorine dioxide based products for commercial and consumer use (“SMM”), and the shareholders of SMM to acquire 100% of SMM’s issued share capital for the issuance of 1,385,868 shares of our Series A Preferred Stock, convertible into 1,385,868,000 shares of our common stock, or approximately 85% of the total of our issued and outstanding shares of common stock.

On February 13, 2015, we disposed of our 100% ownership of Discovery Gold Ghana to an unconnected third party.

Discovery Gold Ghana was in default in respect of the second payment of $12,500 due by November 11, 2014 under the Extension of the Exclusive Option Agreement entered into on July 26, 2013. Moreover, we saw no prospect of being able to raise sufficient funding to complete the type of exploration program of the Edum Banso project that would be have been required by the Ghanaian government to extend the option to explore for a further term after the November 11, 2016 expiration of the current agreement. We therefore decided to dispose of our ownership of Discovery Gold Ghana and focus on merging with another entity with experienced management and opportunities for growth in return for shares of our common stock.

As of the date of our disposal of Discovery Gold Ghana, Discovery Gold Ghana had net liabilities of $13,569 and a further liability of $15,000 due on November 11, 2015 in respect of the third and final payment due under the Extension of the Exclusive Option Agreement. Consequently, as an inducement to the unrelated third-party assignee to take ownership of our shares of Discovery Gold Ghana, we paid him $500 in cash and issued him 50,000 shares of our common stock valued at $400.

On February 24, 2015, we, SMM and SMM Shareholders entered into a termination and release agreement to terminate the January 13, 2015 Exchange Agreement. As a result of such termination, the Exchange Agreement had no force and effect.

On April 2, 2015, we issued 18,600,000 shares of our common stock valued at $53,660 in settlement of certain liabilities outstanding, including 4,200,000 shares of common stock valued at $13,020 to a director of ours.

On April 6, 2015 we issued 8,400,000 shares of our common stock valued at $36,660 as fees to director of ours and to our largest shareholder at that time.

In December 2015, we were notified that one of our non-executive directors, Mr. Donald Ross, had died while in office.

Effective April 30, 2016, a $22,500 liability due to a creditor of ours become statute barred under California state law, the jurisdiction applicable to this agreement, and we recognized a gain on the cancellation of this liability.

On February 23, 2017, Mr. Cutler resigned both as a director and as the Chief Financial Officer of the Company. Mr. Cutler confirmed that his resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

During the year ended April 30, 2017, liabilities totaling $12,500 due to three creditors of ours become statute barred under Florida state law, the jurisdiction applicable to these agreements, and we recognized a gain on the cancellation of these liabilities.

On April 13, 2018, we issued 69,500,000 shares of our common stock valued at $90,350 to a current director and officer of ours in settlement of the substantial majority of his accrued compensation.

On April 13, 2018, we issued 69,500,000 shares of our common stock valued at $90,350 to a former director and officer of ours in settlement of the substantial majority of his accrued compensation.

On April 23, 2018, we issued 3,100,000 shares of our common stock valued at $4,650 to a creditor of ours in settlement of the balance due to him.

Effective May 2, 2018, we entered into an agreement with our principal outstanding creditor and the two shareholders controlling the majority of our outstanding shares of common stock pursuant to which all parties agreed that in the event that the two controlling shareholders were to sell their shares, the outstanding liability to the creditor will be satisfied in full out of the sales proceeds received by the two controlling shareholders. This agreement expires at December 31, 2018.

PLAN OF OPERATION

Our plan of operations is to raise debt and/or equity to meet our ongoing operating expenses and attempt to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders. There can be no assurance that we will successfully complete this series of transactions. In particular, there is no assurance that any such business will be located or that any stockholder will realize any return on their shares after such a transaction. Any merger or acquisition completed by us can be expected to have a significant dilutive effect on the percentage of shares held by our current stockholders.

Our intended budget for the next twelve months is as follows:

	Q1 financial year ended April 30, 2019	Q2 financial year ended April 30, 2019	Q3 financial year ended April 30, 2019	Q4 financial year ended April 30, 2019	Twelve Month Total

Accounting	$15,000	$11,000	$11,000	$11,000	$48,000
Management	15,000	15,000	15,000	15,000	60,000
Legal	3,000	2,000	2,000	2,000	9,000
Other fees	1,000	1,000	1,000	1,000	4,000
General and administrative	1,500	1,500	1,500	1,500	6,000
Miscellaneous	500	500	500	500	2,000
Total Operating Expenses	$36,000	$31,000	$31,000	$31,000	$129,000

As of April 30, 2018, we have cash on hand of $1,589 but no other committed resources of debt or equity to fund these losses and will reliant, potentially, on advances from our principal shareholders or our directors and officers. There can be no guarantee that we will be able to obtain sufficient funding these sources.

We believe we are an insignificant participant among the firms which engage in the acquisition of business opportunities. There are many established venture capital and financial concerns that have significantly greater financial and personnel resources and technical expertise than we have. In view of our limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors.

We intend to seek, investigate and, if such investigation warrants, acquire an interest in business opportunities presented to us by persons or firms which desire to seek the advantages of an issuer who has complied with the Securities Act of 1934 (the “1934 Act”). We will not restrict our search to any specific business, industry or geographical location, and we may participate in business ventures of virtually any nature. This discussion of our proposed business is purposefully general and is not meant to be restrictive of our virtually unlimited discretion to search for and enter into potential business opportunities. We anticipate that we may be able to participate in only one potential business venture because of our lack of financial resources.

We may seek a business opportunity with entities which have recently commenced operations, or that desire to utilize the public marketplace in order to raise additional capital in order to expand into new products or markets, to develop a new product or service, or for other corporate purposes. We may acquire assets and establish wholly owned subsidiaries in various businesses or acquire existing businesses as subsidiaries.

We expect that the selection of a business opportunity will be complex and risky. Due to general economic conditions, rapid technological advances being made in some industries and shortages of available capital, we believe that there are numerous firms seeking the benefits of an issuer who has complied with the 1934 Act. Such benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, providing liquidity (subject to restrictions of applicable statutes) for all stockholders and other factors. Potentially, available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. We have, and will continue to have, essentially no assets to provide the owners of business opportunities. However, we will be able to offer owners of acquisition candidates the opportunity to acquire a controlling ownership interest in an issuer who has complied with the 1934 Act without incurring the cost and time required to conduct an initial public offering.

The analysis of new business opportunities will be undertaken by, or under the supervision of, our sole director. We intend to concentrate on identifying preliminary prospective business opportunities which may be brought to our attention through present associations of our director, professional advisors or by our stockholders. In analyzing prospective business opportunities, we will consider such matters as (i) available technical, financial and managerial resources; (ii) working capital and other financial requirements; (iii) history of operations, if any, and prospects for the future; (iv) nature of present and expected competition; (v) quality, experience and depth of management services; (vi) potential for further research, development or exploration; (vii) specific risk factors not now foreseeable but that may be anticipated to impact the proposed activities of the company; (viii) potential for growth or expansion; (ix) potential for profit; (x) public recognition and acceptance of products, services or trades; (xi) name identification; and (xii) other factors that we consider relevant. As part of our investigation of the business opportunity, we expect to meet personally with management and key personnel. To the extent possible, we intend to utilize written reports and personal investigation to evaluate the above factors.

We will not acquire or merge with any company for which audited financial statements cannot be obtained within a reasonable period of time after closing of the proposed transaction.

RESULTS OF OPERATIONS FOR THE YEAR ENDED APRIL 30, 2018 COMPARED TO THE YEAR ENDED APRIL 30, 2017

Revenue

We recognized no revenue during the years ended April 30, 2018 and 2017. We had no business from which to generate revenues in the fiscal years 2018 and 2017.

Cost of Revenue

We recognized no cost of revenue during the years ended April 30, 2018 and 2017.

Gross Profit / (Loss)

We recognized no gross profit / (loss) during the year ended April 30, 2018 and 2017.

General and Administrative Expenses

During the year ended April 30, 2018, we incurred $1,421 in general and administrative expenses compared to $1,118 in the year ended April 30, 2017, an increase of $303. During the year ended April 30, 2018, we incurred $1,421 relating to state filing fees, agent fees and bank charges. By comparison, during the year ended April 30, 2017, we incurred $1,118 relating to state filing fees, agent fees and bank charges.

Operating Loss

During the year ended April 30, 2018, we incurred an operating loss of $1,421 compared to an operating loss of $1,118 in the year ended April 30, 2017, an increase of $303, due to the factors discussed above.

Other Income (Expense)

During the year ended April 30, 2018 we recognized a gain on settlement of liabilities of $846, compared to $12,500 during the year ended April 30, 2017, a decrease of $11,647. During the year ended April 30, 2018, we issued 3,100,000 shares of our common stock valued at $4,650 ($0.0015 per share) in settlement of a liability of $5,496 resulting on a gain in settlement of the liability of $845. By comparison, during the year ended April 30, 2017, liabilities totaling $12,500 due to three creditors of ours become statute barred under Florida state law, the jurisdiction applicable to these agreements, and we recognized a gain on the cancellation of these liabilities.

Income (Loss) before Income Tax

During the year ended April 30, 2018, we incurred an operating loss of $575 compared to operating income of $11,382 in the year ended April 30, 2017, a variance of $11,957, primarily due to the $12,500 gain we recognized on statute barred liabilities during the year ended April 30, 2017 as discussed above.

Provision for Income Tax

No provision for income taxes was recorded in either the years ended April 30, 2018 or 2017. We incurred a taxable loss during the year ended April 30, 2018 and our taxable income in April 30, 2017 was offset by brought forward tax losses.

Net Loss

During the year ended April 30, 2018, we incurred a net loss of $575 compared to a net income of $11,382 in the year ended April 30, 2017, a variance of $11,957, primarily due to the $12,500 gain we recognized on statute barred liabilities during the year ended April 30, 2017 as discussed above.

CASH FLOW

At April 30, 2018, we had cash or cash equivalents of $1,589, no other assets, no operating business or other source of income and outstanding liabilities and a stockholders’ deficit of $89,123.

Consequently, we are now dependent on raising additional equity and/or debt to meet our ongoing operating expenses. There is no assurance that we will be able to raise the necessary equity and/or debt that we will need to fund our ongoing operating expenses.

It is our current intention to seek to raise debt and/or equity financing to meet ongoing operating expenses and attempt to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders. There is no assurance that this series of events will be satisfactorily completed.

Future losses are likely to occur as, until we are able to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders as we have no sources of income to meet our operating expenses. As a result of these, among other factors, we received from our registered independent public accountants in their report for the financial statements for the years ended April 30, 2018 and 2017, an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

	Year Ended	Year Ended
	April 30, 2018	April 30, 2017

Net Cash Used in Operating Activities	$(884)	$(1,518)
Net Cash Provided (Used In) by Investing Activities	-	-
Net Cash Provided by Financing Activities	-	-
Net Movement in Cash and Cash Equivalents	$(884)	$(1,518)

Operating Activities

During the year ended April 30, 2018, we recognized a net loss of $575 which increased for cash flow purposes by $846 for the non- cash gain on the settlement of liabilities and then reduced by a $259 increase in accounts payable and a $278 increase in accruals for related parties resulting in net cash flow used in operating activities of $884. By comparison, during the year ended April 30, 2017, we recognized a net income of $11,382 which was offset for cash flow purposes by a reduction of $12,500 for the non- cash gain on the settlement of liabilities and a $400 reduction in accrual for related parties resulting in net cash flow used in operating activities of $1,518

Investing Activities

We neither generated nor used funds in investing activities during the years ended April 30, 2018 and 2017.

Financing Activities

We neither generated nor used funds in financing activities during the years ended April 30, 2018 and 2017.

We are dependent upon the receipt of capital investment or other financing to fund our ongoing operations and to execute our business plan of seeking a combination with a private operating company. In addition, we are dependent upon our controlling shareholder to provide continued funding and capital resources. If continued funding and capital resources are unavailable at reasonable terms, we may not be able to implement our plan of operations.

CRITICAL ACCOUNTING POLICIES

All companies are required to include a discussion of critical accounting policies and estimates used in the preparation of their financial statements. On an on-going basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 3 to our Financial Statements on page F-8. These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of our financial statements. However, it should be noted that we intend to acquire a new operating business. The critical accounting policies and estimates for such new operations will, in all likelihood, be significantly different from our current policies and estimates.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future.

Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Off-Balance Sheet Arrangements

Per SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors. As of April 30, 2018, and 2017, we had no off-balance sheet arrangements.

Accounting for Acquisitions

In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We capitalize acquisition-related costs and fees associated with asset acquisitions and immediately expense acquisition-related costs and fees associated with business combinations.

CRITICAL ACCOUNTING POLICIES

Our significant accounting policies are disclosed in Note 1 of our Financial Statements included elsewhere in this Form 10. The following discussion addresses our most critical accounting policies, which are those that are both important to the portrayal of our financial condition and results of operations and that require significant judgment or use of complex estimates.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification No. 605, “Revenue Recognition” (“ASC-605”). ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period that the related sales are recorded. We will defer any revenue for which the product or servicers has not been delivered or provided, or is subject to refund, until such time that we and the customer jointly determine that the product has been delivered or that no refund will be required.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. We have incurred net operating loss for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the years ended April 30, 2018 and 2017.

Distinguishing Liabilities from Equity

We rely on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. We first determine whether a financial instrument should be classified as a liability. We will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that we must or may settle by issuing a variable number of its equity shares.

Once we determine that a financial instrument should not be classified as a liability, we determine whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). We will determine temporary equity classification if the redemption of the financial instrument is outside the control of our Company (i.e. at the option of the holder). Otherwise, we account for the financial instrument as permanent equity.

Initial Measurement

We record our financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement - Financial instruments classified as liabilities

We record the fair value of our financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of our financial instruments classified as liabilities are recorded as other expense/income.

Share-based Compensation

In accordance with ASC 718, Compensation – Stock Based Compensation, and ASC 505, Equity Based Payments to Non-Employees, we account for share-based payment using the fair value method. Common shares issued to third parties for non-cash consideration are valued based on the fair market value of the services provided or the fair market value of the common stock on the measurement date, whichever is readily determinable.

Recently Issued Accounting Pronouncements

We have reviewed all the recently issued, but not yet effective, accounting pronouncements and do not believe any of these pronouncements will have a material impact on our financial statements.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management conducted an evaluation, with the participation of our Chief Executive Officer, who is our principal executive officer and our principal financial and accounting officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this registration statement on Form 10. Based on that evaluation, we concluded that because of the material weakness and significant deficiencies in our internal control over financial reporting described below, our disclosure controls and procedures were not sufficient as of April 30, 2018 and 2017.

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for the preparation of our financial statements and related information. Management uses its best judgment to ensure that the financial statements present accurately, in material respects, our financial position and results of operations in fairness and conformity with generally accepted accounting principles.

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate, and that the assumptions and opinions in the preparation of financial statements are reasonable. There are inherent limitations in the effectiveness of any system of internal controls, including the possibility of human error and overriding of controls. Consequently, an ineffective internal control system can only provide reasonable, not absolute, assurance with respect to reporting financial information.

Our internal control over financial reporting includes policies and procedures that: (i) pertain to maintaining records that, in reasonable detail, accurately and fairly reflect our transactions; (ii) provide reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles and that the receipts and expenditures of company assets are made in accordance with our management’s and directors’ authorization; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use, or disposition of assets that could have a material effect on our financial statements.

We conducted an evaluation of the effectiveness of our internal control over financial reporting, based on the framework in “Internal Control Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and published in 2013, and subsequent guidance prepared by COSO specifically for smaller public companies. Based on that evaluation, management concluded that our internal control over financial reporting was not sufficient as of April 30, 2018 and 2017 for the reasons discussed below.

A significant deficiency is a deficiency, or combination of deficiencies in internal control over financial reporting, that adversely affects the entity’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected by the entity’s internal control. A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Management identified the following material weakness and significant deficiencies in its assessment of the effectiveness of internal control over financial reporting as of April 30, 2018 and 2017:

•
The Company did not maintain effective controls over certain aspects of the financial reporting process because we lacked personnel with accounting expertise and an adequate supervisory review structure that is commensurate with our financial reporting requirements.

•	Material Weakness – Inadequate segregation of duties.

We expect to be materially dependent on a third party that can provide us with accounting consulting services for the foreseeable future. Until such time as we have a chief financial officer with the requisite expertise in U.S. GAAP, there are no assurances that the material weaknesses and significant deficiencies in our disclosure controls and procedures and internal control over financial reporting will not result in errors in our financial statements, which could lead to a restatement of those financial statements. Our management does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and maintained, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must account for resource constraints. In addition, the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, can and will be detected.

This registration statement on Form 10 does not include an attestation report from our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Commission that permit us to provide only management’s report in this registration statement on Form 10.

Changes in Internal Controls over Financial Reporting

There have been no changes in our internal control over financial reporting during the quarter ended April 30, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

SUBSEQUENT EVENTS

We have evaluated subsequent events after April 30, 2018 through July 20, 2018 and has determined there have been no subsequent events for which disclosure is required other than as disclosed below.

Effective May 2, 2018, we entered into an agreement with our principal outstanding creditor and the two shareholders controlling the majority of our outstanding shares of common stock pursuant to which all parties agreed that in the event that the two controlling shareholders were to sell their shares, the outstanding liability to the creditor will be satisfied in full out of the sales proceeds received by the two controlling shareholders. This agreement expires at December 31, 2018.

ITEM 3: PROPERTIES

We do not own or lease any properties.

From May 1, 2016 through February 23, 2017, our corporate offices where located at 9605 West 49th Avenue, Suite 200, Wheat Ridge, Colorado, 80033 and were provided to us by one of our officers and directors at no cost to us.

Effective February 24, 2017, we no longer have any corporate offices but have a mailing address at PO Box 181062, Denver, Colorado, 80218.

The post office box is adequate for our operations at this time.

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 30, 2018, the number and percentage of the outstanding shares of common stock, which according to the information available to us, were beneficially owned by:

(i)	each person who is currently a director,
(ii)	each executive officer,
(iii)	all current directors and executive officers as a group, and
(iv)	each person who is known by us to own beneficially more than 5% of our outstanding common stock.

Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.
Name and Address of Beneficial Owner	Number of Common Shares	Percent of Class (1)
Stephen Flechner (2)	71,350,000	28.6%
Ralph Shearing (3)	4,779,487	1.9%

All executive officers, beneficial owners, and directors as a group	76,129,487	30.5%
Greater than 5% Shareholders
David J Cutler (4)	70,150,000	28.1%
Steven Ross (5)	24,688,481	9.9%
(1)	Calculated based on 249,777,311 shares of commons stock issued and outstanding
(2)	c/o PO Box 181062, Denver, Colorado 80218
(3)	All shares are held in the name of CMB Investments Ltd, a company owned and controlled by Mr. Shearing. c/o PO Box 181062, Denver, Colorado 80218
(4)	c/o 9605 West 49th Avenue, Suite200, Wheat Ridge, Colorado, 80033
(5)	c/o 2275 NW 150th Street, Unit D, Opa Locka, Florida, 33054
As of the date of this filing and since April 30, 2018, there have been no issuances of any class of stock, warrants or any other security.

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the names, ages, and positions with us for each of our directors and officers as of September 30, 2017:
Name	Age	Position	Since
Stephen E Flechner	74	Director, President, Chief Executive Officer (1) and Chief Financial Officer (2)	(1) April 19, 2012 (2) February 23, 2017
Ralph Shearing	60	Director	February 13, 2012

Stephen E Flechner

Mr. Flechner was appointed as President, Chief Executive Officer and director of the Company on April 19, 2012, and as Chief Financial Officer effective February 23, 2017. He brings over 30 years of mining management and consulting experience to the Company. For fifteen years he was vice president/general counsel of Gold Fields Mining Company, the U.S. operating subsidiary of the former South African global mining giant, Consolidated Gold Fields of London.  During his tenure with Gold Fields U.S., the organization grew from 20 to 1200 people while acquiring, exploring, permitting, financing, developing, and operating three highly profitable gold mines (Ortiz, Mesquite & Chimney Creek), producing an aggregate of 400,000 oz. gold/year.  The Mesquite and Chimney Creek mines were subsequently acquired by Newmont Mining.  Subsequently, Mr. Flechner served various private and publicly traded mining ventures in senior management or consulting roles. These included (i) serving as president of a TSX-V listed company that acquired and explored an early stage gold project in Ghana, (ii) consulting to a TSX company regarding gold and uranium acquisitions in Europe and Nevada, culminating in a $40 million bought deal financing, (iii) serving as president/consulting counsel of a TSX-V company which acquired South Korea’s largest past producing gold and tungsten mines, and (iv) serving as consulting counsel and chairman of Lalo Ventures (now known as Continental Gold on TSX), which is developing the Buritica gold project in Columbia.  Mr. Flechner is a graduate of the Yale Law School; formerly practiced corporate, M&A and securities law for New York law firms and NYSE-traded conglomerates; and has lectured at the Rocky Mountain Mineral Law Institute on “Environmental Laws & Regulations Governing Gold Mining.”

Ralph Shearing

Mr. Shearing was appointed as director of the Company on February 13, 2012. Mr. Shearing is a professional geologist with extensive experience throughout North America and internationally.  He is a graduate of the University of British Columbia, earning a B.Sc. Geology degree.  Since graduating in 1981, he has been directly involved in several world class exploration and development projects and has gained hands-on experience in all aspects of mineral exploration, including geophysics, geochemistry, geology, and diamond core drilling.  In 1986, Mr. Shearing founded and is currently the CEO and President of Telson Mining Corporation., a TSX Venture Exchange listed mining company operating and developing mines in Mexico. The Company appointed Mr. Shearing as a Director and Geological Consultant on account of his 30 years of active involvement with the management and directing of publicly traded companies, combined with his practical mining experience, which have given him unique insight into the industry and allowed him to develop a well-rounded business approach for junior resource companies.

CONFLICTS OF INTEREST - GENERAL.

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses.  Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While our sole officer and directors of our business are engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

COMMITTEES OF THE BOARD OF DIRECTORS

In the ordinary course of business, the board of directors maintains a compensation committee and an audit committee.

The primary function of the compensation committee is to review and make recommendations to the board of directors with respect to the compensation, including bonuses, of our officers and to administer the grants under our stock option plan.

The functions of the audit committee are to review the scope of the audit procedures employed by our independent auditors, to review with the independent auditors our accounting practices and policies and recommend to whom reports should be submitted, to review with the independent auditors their final audit reports, to review with our internal and independent auditors our overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors.

In the absence of a separate audit committee our board of directors’ functions as audit committee and performs some of the same functions of an audit committee, such as recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditor’s independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls.

ITEM 6: EXECUTIVE COMPENSATION
During the year ended April 30, 2018:
Mr. Stephen Flechner was our director, President, Chief Executive Officer and Chief Financial Officer for the whole year.
Mr. Ralph Shearing was our non-executive director for the whole year.

During the year ended April 30, 2017:
Mr. Stephen Flechner was our director, President and Chief Executive Officer for the whole year, and Chief Financial Officer from February 23, 2017 to April 30, 2017.
Mr. Ralph Shearing was our non-executive director for the whole year.
Mr. David Cutler was a director and our Chief Financial officer until his resignation on February 23, 2017.
Executive compensation during the years ended March 31, 2017 and 2016 was as follows:

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS	OPTIONS AWARDS ($)	NONQUALI-FIED DEFERRED COMPENS- ATION ($)	ALL OTHER COMP	TOTAL
Stephen Flechner, Director, President, Chief Executive Officer, Chief Financial Officer (1)	2018 2017	- -	- -	- -	- -	- -	- -	- -

Ralph Shearing	2018	-	-	-	-	-	-	-
Director	2017	-	-	-	-	-	-	-

David Cutler Director, Chief Financial Officer (2)	2018 2017	n/a -	n/a -	n/a -	n/a -	n/a -	n/a -	n/a -

(1)	Director, President, Chief Executive Officer for the whole year, Chief Financial Officer from February 23, 2017 to April 30, 2017.
(2)	Director and Chief Financial Officer until February 23, 2017.

ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors and Officers Remuneration

None of our directors or officers received any compensation during the years ended April 30, 2018 or 2017

Accruals - Related Parties

Effective February 23, 2017, a director and officer of ours resigned and his $91,675 balance of accrued compensation was reclassified from Accruals – Related Parties to Accounts Payable and Accruals as he was no longer a related party to us.

As of April 30, 2017, we owed $96,200 in accrued compensation to a director of ours who was also our sole officer.

On April 13, 2018, we issued 69,500,000 shares of our common stock valued at $90,350 to a current director and officer of ours in settlement of the substantial majority of his accrued compensation.

On April 13, 2018, we issued 69,500,000 shares of our common stock valued at $90,350 to a former director and officer of ours in settlement of the substantial majority of his accrued compensation. As this share issuance resulted in this former director and officer of ours becoming a greater than 10% shareholder of ours and consequently a related party to us, the $1,403 balance of his accrued compensation was transferred from Accounts Payable and Accruals to Accruals – Related Parties effective April 23, 2018.

As of April 30, 2018, we owed a balance of $7,453 to a director of ours who is also our sole officer and to a former director and officer of ours who is now a greater than 10% shareholder and consequently now classified as a related party.

ITEM 8: LEGAL PROCEEDINGS

Neither we nor any of our officers or directors is a party to any pending legal proceedings and to the best of our knowledge, no such proceedings by or against us or our officers or directors have been threatened or is pending against us.

ITEM 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED DCGD MATTERS

Market Price and Stockholder Matters

Shares of our common stock trade in the pink sheets market and quotations for the common stock are listed in the "Pink Sheets" produced by the OTC Markets under the symbol "DCGD".

The following table sets forth for the respective periods indicated the prices of our common stock in this market as reported and summarized by the National Quotation Bureau. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

During the fiscal years ended April 30, 2018, 2017 and 2016 our share price had a trading history as follows

	HIGH	LOW
Fiscal Year 2018:

April 30, 2018	$0.0051	$0.0013
January 31, 2018	$0.0034	$0.0015
October 31, 2017	$0.0020	$0.0014
July 31, 2017	$0.0026	$0.0010

Fiscal Year 2017:

April 30, 2017	$0.0038	$0.0016
January 31, 2017	$0.0026	$0.0012
October 31, 2016	$0.0029	$0.0015
July 31, 2016	$0.0034	$0.0013

Fiscal Year 2016:

April 30, 2016	$0.0024	$0.0012
January 31, 2016	$0.0034	$0.0012
October 31, 2015	$0.0035	$0.0020
July 31, 2015	$0.0048	$0.0021

Last Reported Price.
On July 20, 2018, the last reported bid price of our shares of common stock reported on the Pink Sheets was $0.002 per share.

Record Holders.

There were 32 holders of record as of April 30, 2018; however, we believe the number of beneficial holders of our shares of common stock to be approximately 402. In many instances, a registered stockholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares.

Our transfer agent is Action Stock Transfer Corporation, 2469 East Fort Union Boulevard, Suite 241, Salt Lake City, Utah, 84121.Their telephone number is (801) 274 1088.

Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, any future preferred stock instruments, and any future credit arrangements may then impose.

Penny Stock.

Penny Stock Regulation Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Excluded from the penny stock designation are securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange/system or sold to established customers or accredited investors.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and the monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our securities have become subject to the penny stock rules, investors may find it more difficult to sell their securities.

ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES

Shares of Common Stock

During the last three fiscal years we issued shares of unregistered commons stock as follows:

Year ended April 30, 2018

On April 13, 2018, we issued 139,000,000 shares of our common stock valued at $180,700 to a current and former director and officer of ours in settlement of the substantial majority of their accrued compensation.

On April 23, 2018, we issued 3,100,000 shares of our common stock valued at $4,650 to a creditor of ours in settlement of the balance due to him.

Year ended April 30, 2017

No shares of unregistered common stock were issued during the year ended April 30, 2017.

Year Ended April 30, 2016

No shares of unregistered common stock were issued during the year ended April 30, 2016.

ITEM 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Description of Common Stock

Our authorized capital stock consists of 250,000,000 shares of Common Stock, $0.001 par value per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control. However, there exists such provisions in our charter that may make a change of control more difficult.

 The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs. Our Common Stock does not provide the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities

A total of 249,777,311 shares of Common Stock are currently outstanding on the date of the issuance of this Form 10 registration statement.

Description of Preferred Stock

The Company’s Articles of Incorporation authorize the issuance of 10,000,000 shares of Preferred Stock, $0.001 par value per share, with designations, rights and preferences determined from time to time by our Board of Directors. As of the date hereof there have been no shares of Preferred Stock designated. The following is a summary of the material rights and restrictions associated with our Preferred Stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

No shares of Preferred Stock are issued or outstanding on the date of the issuance of this Form 10 registration statement.

Warrants & Options

There are no outstanding warrants or options to purchase our securities on the date of the issuance of this Form 10 registration statement.

Transfer Agent

Our transfer agent is Action Stock Transfer Corporation, 2469 East Fort Union Boulevard, Suite 241, Salt Lake City, Utah, 84121.Their telephone number is (801) 274 1088.

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

-	for any breach of the director’s duty of loyalty to the Company or its stockholders;

-	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

-	under Nevada Revised Statures for the unlawful payment of dividends; or

-	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Nevada law and eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of her fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her fiduciary duty.

ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Due to lack of funding, we were unable to remain current with our SEC filings.

We filed our last audited financial statements for the years ended April 30, 2012 and 2011 on August 7, 2012.

We filed our last unaudited periodic report for the three and nine months ended January 31, 2013 and 2012 on March 11, 2013.

On May 1, 2015, we filed a Form 15-12G and ceased to be an SEC reporting company

Our audited financial statements for the years ended April 01, 2018 and 2017 appear at the end of this registration statement on pages F-1 though F-14 below.

ITEM 14: CHANGES IN AND DISAGREEMENTS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 10, 2018, we appointed Heaton & Company PLLC dba Pinnacle Accountancy Group of Utah as our new independent auditors.

There have been no disagreements with the independent registered public accounting firm regarding accounting and financial disclosure.

ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements

We filed our last audited financial statements for the years ended April 30, 2012 and 2011 on August 7, 2012.

Our audited financial statements for the years ended April 01, 2018 and 2017 appear at the end of this registration statement on pages F-1 though F-14.

Exhibits

See the Exhibit Index beginning following the signature page.

SIGNATURES
In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

Discovery Gold Corporation

Date:	July 27, 2018	By:	/s/ Stephen Flechner
Stephen Flechner Director, President, Chief Executive Officer and Chief Financial Officer

/s/ Ralph Shearing
Ralph Shearing
Director

Exhibit Index

Copies of the following documents are included as exhibits to this registration statement.

Exhibit No.	Title of Document

3.(i).1	Articles of Incorporation

3.(i).2	Bylaws

23.1	Consent of Independent Auditing Firm

DISCOVERY GOLD CORPORATION

AUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

DISCOVERY GOLD CORPORATION

FINANCIAL STATEMENTS

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Discovery Gold Corporation
P.O. Box 181062
Denver, CO 80218

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Discovery Gold Corporation (the “Company”) as of April 30, 2018 and 2017, the related statements of operations, stockholders’ deficit and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses and has no operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Heaton & Company PLLC dba Pinnacle Accountancy Group of Utah
Farmington, Utah
July 27, 2018

DISCOVERY GOLD CORPORATION
BALANCE SHEETS

	APRIL 30
	2018	2017

ASSETS

Current Assets
Cash and Cash Equivalents	$1,589	$2,473

Total Current Assets	1,589	2,473

Total Assets	$1,589	$2,473

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	$83,258	$180,171
Accruals - Related Parties	7,453	96,200

Total Current Liabilities	90,711	276,371

Total Liabilities	90,711	276,371

Shareholders' Deficit
Preferred Stock, $0.001 par value, 10,000,000 shares
authorized, none issued or outstanding	-	-
Common Stock, $0.001 par value, 250,000,000 shares
authorized, 249,777,311 and 107,677,311 issued and
outstanding, respectively	249,777	107,677
Additional Paid In Capital	8,183,033	8,139,783
Accumulated Deficit	(8,521,932)	(8,521,357)

Total Shareholders' Deficit	(89,122)	(273,897)

Total Liabilities and Shareholders' Deficit	$1,589	$2,473

The accompanying notes are an integral part of these audited financial statements

DISCOVERY GOLD CORPORATION
STATEMENTS OF OPERATIONS

	APRIL 30
	2018	2017

REVENUE	$-	$-

COST OF REVENUE	-	-

GROSS PROFIT	-	-

EXPENSES
General and administrative expenses	1,421	1,118

Total Expenses	1,421	1,118

OPERATING LOSS	(1,421)	(1,118)

OTHER INCOME
Gain on settlement of liabilities	846	12,500

INCOME (LOSS) BEFORE TAXES	(575)	11,382

TAXES	-	-

NET INCOME (LOSS)	$(575)	$11,382

Net Income (Loss) per Common Share: Basic and Diluted	$(0.00)	$0.00

Weighted Average Common Shares Outstanding: Basic and Diluted	114,210,736	107,677,311

The accompanying notes are an integral part of these audited financial statements

DISCOVERY GOLD CORPORATION
STATEMENTS OF CASHFLOWS

	APRIL 30
	2018	2017

Cash Flow (Used In) Operating Activities:

Net Income (Loss)	$(575)	$11,382
Adjustments to reconcile net income (loss) to
net cash used in operating activities
Gain on settlment of liabilities	(846)	(12,500)

Changes in working capital items:
Accounts payable	259	-
Accruals - related parties	278	(400)

Net Cash Flow (Used In) Operating Activities	(884)	(1,518)

Net Cash Flow (Used In) Investing Activities	-	-

Net Cash Flow (Used In) Financing Activities	-	-

Net Change in Cash:	(884)	(1,518)

Beginning cash:	2,473	3,991

Ending Cash:	$1,589	$2,473

Supplemental Disclosures of Cash Flw Information:
Cash paid for interest	$-	$-
Cash paid for tax	$-	$-

Supplemental Disclosures of Non-Cash Financing Activities
Shares issued to settle accounts payable	$4,650	$-
Shares issued to settle accruals - related parties	$180,700	$-

The accompanying notes are an integral part of these audited financial statements

DISCOVERY GOLD CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

			Additional
	Common Shares		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at April 30, 2016	107,677,311	$107,677	$8,139,783	$(8,532,739)	$(285,279)

Net income for the year	-	-	-	11,382	11,382

Balance at April 30, 2017	107,677,311	107,677	8,139,783	(8,521,357)	(273,897)

Shares issued in settlement of
accruals - related parties	139,000,000	139,000	41,700	-	180,700

Shares issued in settlement of
accounts payable and accruals	3,100,000	3,100	1,550	-	4,650

Net loss for the year	-	-	-	(575)	(575)

Balance at April 30, 2018	249,777,311	$249,777	$8,183,033	$(8,521,932)	$(89,122)

The accompanying notes are an integral part of these audited financial statements

DISCOVERY GOLD CORPORATION
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

NOTE 1. NATURE OF OPERATIONS

Nature of Business

Discovery Gold Corporation., a Nevada corporation, (“Discovery Gold”, “the Company”, “We", "Us" or “Our’) is a publicly quoted shell company seeking to create value for its shareholders by merging with another entity with experienced management and opportunities for growth in return for shares of its common stock.  No potential merger candidate has been identified at this time.

History

Discovery Gold, formerly Norman Cay Development Inc., was incorporated in the State of Nevada on April 28, 2010 with the intention to be an authorized retailer of wireless telephones and service plans with initial operations in Michigan or elsewhere in the Midwest.

We changed our name from Norman Cay Development, Inc. to Discovery Gold Corporation, effective July 12, 2012.

On September 2, 2011, we acquired 100% of the issued and outstanding shares of Discovery Gold Ghana Limited (“Discovery Gold Ghana”), a Ghanaian resident limited company, in exchange for a cash payment of $100,000 and issuance of 17,500,000 shares of our common stock valued at $4.55 million.

Discovery Gold Ghana was incorporated in Ghana on April 4, 2011 and effective August 22, 2011 had entered into an agreement with Xtra-Gold Exploration Limited and Xtra-Gold Resources Corp. (collectively “Xtra-Gold Resources”) for the acquisition of an option to acquire the exclusive rights to explore the Edum Banso gold project in Ghana. Discovery Gold Ghana agreed to pay Xtra-Gold Resources 1 million shares of its common stock valued at $260,000 and $250,000 in cash to acquire the option. $125,000 of the cash consideration was paid on the execution of the agreement and the balance of $125,000, together with costs of $10,000, was payable under the terms of a note payable, six months from the date of the agreement. The final balance of $135,000 was paid in full on January 23, 2012.

Discovery Gold, through its acquisition of Discovery Gold Ghana effective September 2, 2011, acquired beneficial ownership of the option agreement, subject to final Ghanaian government approval, to acquire the exclusive rights to explore the Edum Banso gold project in Ghana owned by Discovery Gold Ghana.

The Edum Banso gold project, which covered an area of approximately 8 square miles (20.6 square kilometers) and lay approximately 168 miles (270 kilometers) due west of the city of Accra, the capital of Ghana, was located in close proximity to substantial producing gold mines and recently discovered gold deposits.

Effective December 31, 2012, Discovery Gold Ghana received final governmental approval for the contractual assignment of the option to explore the Edum Banso gold project in Ghana from Xtra-Gold Resources to Discovery Gold Ghana.

In connection with the acquisition of Discovery Gold Ghana effective September 2, 2011, we discontinued our intention of becoming a retailer of wireless telephones and service plans and changed our operating focus to the exploration the Edum Banso gold project in Ghana.

Throughout 2013 and 2014 we attempted, unsuccessfully, to raise sufficient funds both to meet our ongoing operating expenses and to fund a sufficiently comprehensive exploration program of the Edum Banso gold project.

Due to lack of funding, we were unable to remain current with our SEC filings.

We filed our last audited financial statements for the years ended April 30, 2012 and 2011 on August 7, 2012.

We filed our last unaudited periodic report for the three and nine months ended January 31, 2013 and 2012 on March 11, 2013.

On May 1, 2015, we filed a Form 15-12G and ceased to be an SEC reporting company.

DISCOVERY GOLD CORPORATION
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

NOTE 1. NATURE OF OPERATIONS (CONTINUED)

History (Continued)

On April 2, 2013, we issued a total of 1,263,985 shares of our common stock, valued at $36,656, 788,985 shares of commons stock valued at $22,881 in settlement of legal fees, 450,000 shares of common stock valued at $13,050 as directors’ and officers’ compensation and 25,000 shares of common stock valued at $725 as settlement of certain consulting fees.

On July 19, 2013, we issued 20,283,562 shares of common stock and two eighteen-month warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.02 per share to Steven Ross as follows:

- we entered into a Loan Conversion Agreement with Steven Ross pursuant to which the parties agreed to convert loans from Steven Ross in an aggregate amount of $30,000, plus the accrued interest of $1,134, into 7,783,562 restricted shares of our common stock, par value $0.001 per share and an eighteen-month warrant to purchase 3,750,000 shares of common stock at an exercise price of $0.02 per share, and

- we entered into a Subscription Agreement with Steven Ross whereby we sold 12,500,000 units (the “Units”) of our securities for $50,000. Each of the Units was sold at a purchase price of $0.004 per Unit. Each Unit consisted of (i) one share of our common stock and (ii) one warrant to purchase 0.5 shares of our common stock at a per share exercise price of $0.02 per share.

On August 12, 2013, we issued 3,552,123 shares of common stock, valued at $18,116, in settlement of further legal fees.

On July 26, 2013, Discovery Gold Ghana entered into an Extension of the Exclusive Option Agreement to explore the Edum Banso gold project in Ghana. The original term of the Exclusive Option Agreement, which was scheduled to terminate on November 11, 2013, was extended to November 11, 2016 for a fee of $37,500, $10,000 payable by November 11, 2013, $12,500 by November 11, 2014 and the balance of $15,000 by November 11, 2015. Discovery Gold Ghana completed the first payment of $10,000 due by November 11, 2013.

On January 13, 2015, we entered into a share exchange agreement (“Exchange Agreement”) with SMM Manufacturing, Inc., a California corporation engaged in the development, manufacturing, and sales of active chlorine dioxide based products for commercial and consumer use (“SMM”), and the shareholders of SMM to acquire 100% of SMM’s issued share capital for the issuance of 1,385,868 shares of our Series A Preferred Stock, convertible into 1,385,868,000 shares of our common stock, or approximately 85% of the total of our issued and outstanding shares of common stock.

On February 13, 2015, we disposed of our 100% ownership of Discovery Gold Ghana to an unconnected third party.

Discovery Gold Ghana did not make the second payment of $12,500 due by November 11, 2014 under the Extension of the Exclusive Option Agreement entered into on July 26, 2013. We saw no prospect of being able to raise sufficient funding to complete the type of exploration program of the Edum Banso project that would be have been required by the Ghanaian government to extend the option to explore for a further term after the November 11, 2016 expiration of the current agreement. We therefore decided to dispose of our ownership of Discovery Gold Ghana and focus on merging with another entity with experienced management and opportunities for growth in return for shares of our common stock.

As of the date of our disposal of Discovery Gold Ghana, Discovery Gold Ghana had net liabilities of $13,569 and a further liability of $15,000 due on November 11, 2015 in respect of the third and final payment due in order to continue Extension of the Exclusive Option Agreement. Consequently, as an inducement to the unrelated third-party assignee to take ownership of our shares of Discovery Gold Ghana, we paid him $500 in cash and issued him 50,000 shares of our common stock valued at $400.

On February 24, 2015, we, SMM and SMM Shareholders entered into a termination and release agreement to terminate the January 13, 2015 Exchange Agreement. As a result of such termination, the Exchange Agreement had no force and effect.

On April 2, 2015, we issued 18,600,000 shares of our common stock valued at $53,660 in settlement of certain liabilities outstanding, including 4,200,000 shares of common stock valued at $13,020 to a director of ours.

On April 6, 2015 we issued 8,400,000 shares of our common stock valued at 36,660 as fees to director of ours and to our largest shareholder at that time.

DISCOVERY GOLD CORPORATION
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

NOTE 1. NATURE OF OPERATIONS (CONTINUED)

History (Continued)

In December 2015, we were notified that one of our non-executive directors, Mr. Donald Ross, had died while in office.

Effective April 30, 2016, a $22,500 liability due to a creditor of ours become statute barred under California state law, the jurisdiction applicable to this agreement, and we recognized a gain on the cancellation of this liability.

On February 23, 2017, Mr. Cutler resigned both as a director and as the Chief Financial Officer of the Company. Mr. Cutler confirmed that his resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

During the year ended April 30, 2017, liabilities totaling $12,500 due to three creditors of ours become statute barred under Florida state law, the jurisdiction applicable to these agreements, and we recognized a gain on the cancellation of these liabilities.

On April 13, 2018, we issued 139,000,000 shares of our common stock valued at $180,700 to a current and former director and officer of ours in settlement of the substantial majority of their accrued compensation.

On April 23, 2018, we issued 3,100,000 shares of our common stock valued at $4,650 to a creditor of ours in settlement of the balance due to him.

Effective May 2, 2018, we entered into an agreement with our principal outstanding creditor and the two shareholders controlling the majority of our outstanding shares of common stock pursuant to which all parties agreed that in the event that the two controlling shareholders were to sell their shares, the outstanding liability to the creditor will be satisfied in full out of the sales proceeds received by the two controlling shareholders. This agreement expires at December 31, 2018.

NOTE 2. GOING CONCERN

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We have no ongoing business or income and for the year ended April 30, 2018, we reported a net loss of $575 and an accumulated deficit of $8,521,932 as of April 30, 2018. These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties. Our ability to continue as a going concern is dependent upon our ability to raise additional debt or equity funding to meet our ongoing operating expenses and ultimately in merging with another entity with experienced management and profitable operations. No assurances can be given that we will be successful in achieving these objectives.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The summary of significant accounting policies is presented to assist in the understanding of the financial statements. These policies conform to accounting principles generally accepted in the United States of America and have been consistently applied.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DISCOVERY GOLD CORPORATION
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

We maintain cash balances in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents. As of April 30, 2018, and 2017, we did not maintain any balance of cash equivalents.

Financial Instruments

The estimated fair values for financial instruments were determined at discrete points in time based on relevant market information. These estimates involved uncertainties and could not be determined with precision. The carrying amount of the out accounts payable and accruals and our accruals- related parties approximates their fair values because of the short-term maturities of these instruments.

Fair Value Measurements:

ASC Topic 820, Fair Value Measurements and Disclosures ("ASC 820"), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements.  Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs.  ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 – Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date.  The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date.  The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

Our financial instruments consist of accounts payable and accruals and our accruals- related parties. The carrying amount of the out accounts payable and accruals and our accruals- related parties approximates their fair values because of the short-term maturities of these instruments

Related Party Transactions:

A related party is generally defined as (i) any person that holds 10% or more of our membership interests including such person's immediate families, (ii) our management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with us, or (iv) anyone who can significantly influence our financial and operating decisions. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Fixed Assets:

Fixed assets are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the related reasonably assured lease term.

We review our fixed assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

DISCOVERY GOLD CORPORATION
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fixed Assets (Continued):

Maintenance and repairs of fixed assets are charged to operations. Major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

We owned no fixed assets as of April 30, 2018 or 2017.

Impairment of Long-Lived and Intangible Assets:

In the event that facts and circumstances indicated that the cost of long-lived and intangible assets may be impaired, an evaluation of recoverability will be performed. If an evaluation was required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was required. No impairment was recorded during the years ended April 30, 2018 and 2017.

Deferred Costs and Other:

Offering costs with respect to issue of equity by us is initially deferred and ultimately offset against the proceeds from these equity transactions if successful or expensed if the proposed equity transaction is unsuccessful.

Income Taxes:

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carry-forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Uncertain Tax Positions:

We evaluate tax positions in a two-step process. Wee first determines whether it is more likely than not that a tax position will be sustained upon examination, based on the technical merits of the position. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We classify gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as long term liabilities in the financial statements.

Revenue Recognition:

Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on our management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts.

During the years ended April 30, 2018 and 2017, we did not recognize any revenue.

Advertising Costs:

We expense advertising costs when advertisements occur.  No advertising costs were incurred during the years ended April 30, 2018 or 2017.

DISCOVERY GOLD CORPORATION
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation:

The cost of equity instruments issued to non-employees in return for goods and services is measured by the fair value of the goods or services received or the measurement date fair value of the equity instruments issued, whichever is the more readily determinable. Measurement date for non-employees is the earlier of performance commitment date or the completion of services. The cost of employee services received in exchange for equity instruments is based on the grant date fair value of the equity instruments issued.

Net Loss per Share Calculation:

Basic net loss per common share ("EPS") is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

No potentially dilutive debt or equity instruments were issued or outstanding during the years ended April 30, 2018 and 2017.

Subsequent Events:

We have evaluated all transactions from April 30, 2018 through July 20, 2018 for subsequent event disclosure consideration.

Recently Accounting Pronouncements:  We have reviewed all the recently issued, but not yet effective, accounting pronouncements and do not believe any of these pronouncements will have a material impact on our financial statements.

NOTE 4. ACCOUNTS PAYABLE

On April 2, 2013, we issued 813,985 shares of our common stock, valued at $23,606 in settlement of certain accounts payable: 788,985 shares of commons stock valued at $22,881 in settlement of legal fees and 25,000 shares of common stock valued at $725 in settlement of consulting fees payable.

On August 12, 2013, we issued 3,552,123 shares of common stock, valued at $18,116, in settlement of further accounts payable relating to legal fees.

On April 2, 2015, we issued 14,400,000 shares of our common stock valued at $40,640 in settlement of accounts payable relating to consulting fees owed to three creditors.

Effective April 30, 2016, a $22,500 liability due to a creditor of ours become statute barred under California state law, the jurisdiction applicable to this agreement, and we recognized a gain on the cancellation of this liability.

During the year ended April 30, 2017, liabilities totaling $12,500 due to three creditors of ours become statute barred under Florida state law, the jurisdiction applicable to these agreements, and we recognized a gain on the cancellation of these liabilities.

On April 23, 2018, we issued 3,100,000 shares of our common stock valued at $4,650 to a creditor of ours in settlement of the balance of consulting fees due to him.

As of April 30, 2018, substantially the whole balance of accounts payable outstanding ($83,000) related to legal fees owed to a single creditor. Effective May 2, 2018, we entered into an agreement with the creditor and the two shareholders controlling the majority of our outstanding shares of common stock pursuant to which all parties agreed that in the event that the two controlling shareholders were to sell their shares, the outstanding liability to the creditor will be satisfied in full out of the sales proceeds received by the two controlling shareholders. This agreement expires at December 31, 2018.

DISCOVERY GOLD CORPORATION
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

NOTE 5. ACCRUALS - RELATED PARTIES

On April 2, 2013, we issued 450,000 shares of common stock valued at $13,050 in settlement of accrued directors’ and officers’ compensation.

On April 2, 2015, we issued 4,200,000 shares of common stock valued at $13,020 in settlement of accrued director’s compensation.

On April 13, 2018, we issued 139,000,000 shares of our common stock valued at $180,700 in settlement of the substantial majority of accrued compensation to a current and a former director and officer of the Company.

As of April 30, 2018, a balance of $7,453 accrued compensation was due to a current officer and director and a former director and officer of the Company who is now a greater than 10% shareholder in the Company.

NOTE 6. INCOME TAXES

We did not provide any current or deferred US federal income tax provision or benefit for any of the periods presented in these financial statements because we have accumulated substantial operating losses since Inception.  When it is more likely than not, that a tax asset cannot be realized through future income, we must record an allowance against any future potential future tax benefit.  We have provided a full valuation allowance against the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward periods.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the years ended April 30, 2018 and 2017 as defined under ASC 740, "Accounting for Income Taxes."  We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of the accumulated deficit on the balance sheet.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.

The sources and tax effects of the differences for the periods presented are as follows:

	Year ended April 30,
	2018	2017

Statutory U.S. Federal Income Tax Rate	21%	21%
State Income Taxes	5%	5%
Change in Valuation Allowance	(26)%	(26)%
Effective Income Tax Rate	0%	0%

A reconciliation of the income taxes computed at the statutory rate is as follows:

	Year ended April 30,
	2018	2017

Tax credit (expense) at statutory rate (25%)	$144	$2,846
Offset against brought forward tax losses		(2,846)
Increase in valuation allowance	(144)	-

Net deferred tax assets	$-	$-

As of April 30, 2018, the Company had a federal net operating loss carryforward of approximately $8,161,000, which expires beginning in 2030 and through 2037. The annual offset of this carryforward loss against any future taxable profits will be limited under the provisions of Internal Revenue Code Section 381 due to the change in control that took place in the year ended April 30, 2018 and may be further limited in the future upon any further change(s) in control of the Company.

DISCOVERY GOLD CORPORATION
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

NOTE 7. COMMITMENTS & CONTINGENCIES

Legal Proceedings

We were not subject to any legal proceedings the years ended April 30, 2018 and 2017, and, to the best of our knowledge, no legal proceedings are pending or threatened.

Contractual Obligations

We were not subject to any contractual obligations during the years ended April 30, 2018 and 2017.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preferred Stock

As of April 30, 2018, we were authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001.

No shares of preferred stock were issued and outstanding during the years ended April 30, 2018 and 2017.

Common Stock

As of April 30, 2018, we were authorized to issue 250,000,000 shares of common stock with a par value of $0.001.

In the last Form 10-Q which we filed for the three and nine months ended January 31, 2013 on March 11, 2013, we disclosed that there were 55,527,641 shares of common stock issued and outstanding. Since that date we have made the following issuance of common stock:

January 31, 2013 to April 30,2016

On April 2, 2013, we issued 1,263,985 shares of our common stock, valued at $36,656: 788,985 shares of commons stock valued at $22,881 in settlement of legal fees, 450,000 shares of common stock valued at $13,050 as directors’ and officers’ compensation and 25,000 shares of common stock valued at $725 as settlement of consulting fees.

On July 19, 2013, we issued 20,283,562 shares of common stock and two eighteen-month warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.02 per share to Steven Ross as follows:

- we entered into a Loan Conversion Agreement with Steven Ross pursuant to which the parties agreed to convert loans from Steven Ross in an aggregate amount of $30,000, plus the accrued interest of $1,134, into 7,783,562 restricted shares of our common stock, par value $0.001 per share and an eighteen-month warrant to purchase 3,750,000 shares of common stock at an exercise price of $0.02 per share,

- we entered into a Subscription Agreement with Steven Ross whereby we sold 12,500,000 units (the “Units”) of our securities for $50,000. Each of the Units was sold at a purchase price of $0.004 per Unit. Each Unit consisted of (i) one share of our common stock and (ii) one warrant to purchase 0.5 shares of our common stock at a per share exercise price of $0.02 per share.

On August 12, 2013, we issued 3,552,123 shares of common stock, valued at $18,116, in settlement of further legal fees.

On February 13, 2015, we issued 50,000 shares of our common stock valued at $400 in connection with the sale of Discovery Gold Ghana.

On April 2, 2015, we issued 18,600,000 shares of our common stock valued at $53,660 in settlement of liabilities outstanding, including 4,200,000 shares of common stock valued at $13,020 to a director of ours.

On April 6, 2015 we issued 8,400,000 shares of our common stock valued at 36,660 as fees to director of ours and to our largest shareholder at that time.

DISCOVERY GOLD CORPORATION
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED APRIL 30, 2018 AND 2017

NOTE 8. SHAREHOLDERS’ DEFICIT (CONTINUED)

January 31, 2013 to April 30,2016 (Continued)

As of April 30, 2016, 107,677,311 shares of common stock were issued and outstanding.

Year ended April 30, 2017

No shares of common stock were issued during the year ended April 30, 2017

Year ended April 30, 2018

On April 13, 2018, we issued 139,000,000 shares of our common stock valued at $180,700 to a current and former director and officer of ours in settlement of the substantial majority of their accrued compensation.

On April 23, 2018, we issued 3,100,000 shares of our common stock valued at $4,650 to a creditor of ours in settlement of the balance due to him.

As of April 30, 2018, 249,777,311 shares of common stock were issued and outstanding.

Warrants

No warrants were issued or outstanding during the years ended April 30, 2018 and 2017.

Stock Options

The Company has never adopted a stock option plan and has never issued any stock options.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events after April 30, 2018 through July 20, 2018 and has determined there have been no subsequent events for which disclosure is required other than as disclosed below.

Effective May 2, 2018, we entered into an agreement with our principal outstanding creditor and the two shareholders controlling the majority of our outstanding shares of common stock pursuant to which all parties agreed that in the event that the two controlling shareholders were to sell their shares, the outstanding liability to the creditor will be satisfied in full out of the sales proceeds received by the two controlling shareholders. This agreement expires at December 31, 2018.